MONARCH FUNDS
                               Two Portland Square
                              Portland, Maine 04101

December 13, 2005

Dear Shareholder:

         On October 11, 2005, a proxy statement for Daily Assets Cash Fund (the "Fund") was mailed to all Fund shareholders stating that a shareholder meeting (the "Meeting") would be held on November 1, 2005 to approve a new investment advisory agreement (the "New Agreement"). Due to insufficient votes, the Meeting was adjourned to December 7, 2005 and a Notice of Adjournment was sent to all shareholders who had not yet voted. On December 7th, the Fund still did not receive a sufficient amount of votes from shareholders and the Meeting was adjourned to December 21, 2005. Please take a moment now and vote your shares so that another adjournment and additional solicitation efforts will not be needed.

         YOU MAY CAST YOUR VOTE BY TELEPHONE BY CALLING TOLL-FREE (800) 690-6903 OR YOU CAN CAST YOUR VOTE BY MAIL BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID RETURN ENVELOPE PROVIDED.

         The New Agreement contains the same terms and conditions as the current investment advisory agreement. Shareholder approval of the New Agreement is required as the owner of the Fund's investment adviser intends to sell all of its ownership interest in the adviser to Anthony R. Fischer, Jr., the Fund's portfolio manager who has managed the Fund since its inception and Jack J. Singer, Executive Director, Vice President, Secretary and Assistant Treasurer of the adviser. The Board of Trustees of Monarch Funds unanimously approved the New Agreement subject to the approval of the Fund's shareholders.

         Please do not  hesitate  to call the Fund's  transfer  agent  toll-free
(800) 754-8757 if you have any questions regarding this matter. Representatives are available to answer any questions you might have.

         Please  vote  your  shares  today  so  that  another   adjournment  and
additional solicitation efforts will not be needed. If you have already voted, thank you very much.


                                            Sincerely,

                                            /s/ David M. Whitaker

                                            David M. Whitaker
                                            Secretary

Enclosures